Exhibit 99.1

        MetroCorp Bancshares Inc. Announces First Quarter 2004 Earnings

     HOUSTON--(BUSINESS WIRE)--April 28, 2004--MetroCorp Bancshares Inc. (Nasdaq:MCBI), a Texas corporation, which through its subsidiary, MetroBank, N.A., provides community banking services in Houston and Dallas, today announced net income of $2.1 million for the three months ended March 31, 2004, up approximately $201,000 from $1.9 million for the same quarter in 2003. Diluted earnings per share for the first quarter 2004 were $0.29, compared to $0.27 for the same quarter in 2003.
     Allen Brown, president of MetroCorp Bancshares Inc. and chief executive officer of MetroBank, N.A., said, "We are pleased with our first quarter 2004 results. Good progress was made on the resolution of problem assets as well as on other fundamental strategic initiatives."
     Interest income and expense. Interest income for the three months ended March 31, 2004, was $10.9 million, down approximately $210,000 or 1.9% from $11.1 million for the same three months in 2003. The lower interest income in the first quarter 2004, compared to the same quarter in 2003, was primarily the result of a lower yield on earning assets that was partially offset by a 2.2% increase in average earning assets. The yield on average earning assets for the first quarter 2004 was 5.33% compared to 5.60% for the first quarter of 2003, a decrease of 27 basis points. The decrease in yields primarily reflects the impact of the Federal Reserve's interest rate cut in June 2003 along with new loan production being added to the portfolio at lower interest rates. In addition, as of March 31, 2004, approximately 66.8% of the total loan portfolio was comprised of loans with interest rate floors that carried a weighted average interest rate of 5.78% compared to 59.9% of the total loan portfolio with a weighted average interest rate of 6.39% at March 31, 2003.
     Interest expense for the three months ended March 31, 2004, was $2.6 million, down approximately $616,000 or 19.0% from $3.2 million for the same three months in 2003. The decrease in interest expense primarily reflected lower interest rates paid on interest-bearing liabilities and a decrease in interest-bearing liabilities. The cost of average interest-bearing liabilities for the first quarter 2004 was 1.74% compared to 2.15% for the first quarter 2003, a decrease of 41 basis points.
     Net interest income, before the provision for loan losses, for the three months ended March 31, 2004, was $8.2 million, up approximately $406,000 or 5.2% from $7.8 million for the same three months in 2003. The increase in net interest income was primarily the result of a decrease in the cost of interest-bearing liabilities of 41 basis points that more than offset the decrease in the yield on earning assets of 27 basis points.
     The net interest margin for the three months ended March 31, 2004, was 4.04%, up 8 basis points from 3.96% for the same period in 2003. The increase was primarily the result of a decrease in the cost of earning assets of 35 basis points that was partially offset by a decline in the yield on earning assets of 27 basis points. The Company's net interest margin may experience future pressure depending on the future interest rate environment.
     Noninterest income and expense. Noninterest income for the three months ended March 31, 2004, was $2.7 million, up approximately $416,000 or 18.1% compared to $2.3 million for the same three months in 2003. The increase in noninterest income for the first quarter 2003, compared to the same quarter in 2003, was primarily due to a $662,000 net gain on the sale of previously foreclosed assets that was partially offset by a $163,000 decrease in the gain on sale of securities and a $67,000 decrease in the gain on sale of loans. Service fees for the first quarter 2004 were $1.7 million, up $117,000 or 7.6% compared to $1.5 million for the same quarter in 2003. Other loan-related fees and letters of credit commissions and fees for the first quarter 2004 were $208,000 and $115,000, respectively, down $98,000 and $19,000, respectively, compared to $306,000 and $134,000, respectively, for the same quarter in 2003.
     Noninterest expense for the three months ended March 31, 2004, was $7.3 million, up approximately $814,000 or 12.5% compared to $6.5 million for the same three months in 2003. The higher noninterest expense for the first quarter 2004, compared to the same quarter in 2003, was primarily due to a combination of an increase in salaries and benefits expense of $298,000, a litigation accrual of $200,000, an increase in legal and professional fees of $162,000, and an increase in occupancy and equipment expense of $118,000.
     Provision for loan losses and asset quality. The provision for loan losses for the three months ended March 31, 2004, was $550,000, down $250,000 from the same period in 2003. The allowance for loan losses as a percent of total loans at March 31, 2004, and December 31, 2003, was 1.90% and 1.89%, respectively. Net charge-offs for the three months ended March 31, 2004, were $148,000 compared to $256,000 for the same period in 2003.
     Net nonperforming assets at March 31, 2004, were $23.4 million compared to $25.0 million at December 31, 2003. As of March 31, 2004, net nonperforming assets primarily consisted of $23.0 million in net nonaccrual loans, $2.6 million in accruing loans that were ninety days or more past due, and $1.2 million in foreclosed assets that was partially offset by $3.4 million in the guaranteed portions by the SBA, Ex-Im Bank, or OCCGF. Approximately $16.3 million or 70.9% of the nonaccrual loans at March 31, 2004, were loans collateralized by real estate. While future deterioration in the loan portfolio is possible, management has continued its risk assessment and resolution program. In addition, management is continuing to focus its attention on minimizing the Bank's credit risk through more diversified business development.

     Management conference call. On Thursday, April 29, 2004, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the first quarter 2004 results. A brief management presentation will be followed by a question and answer period. To participate by phone, dial 800-240-8621 ten minutes before the call and ask for the MetroCorp conference. The call will be webcast by CCBN and can be accessed at MetroCorp's Web site at www.metrobank-na.com. The webcast will be distributed over CCBN's Investor Distribution Network. Individual investors can listen through CCBN's individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in the network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents, at www.streetevents.com. A digital replay will be available an hour after the call. It can be accessed until May 31, 2004, at www.metrobank-na.com by clicking the web cast link.

     MetroCorp Bancshares Inc., with $856.3 million in assets, provides a full range of commercial and consumer banking services through its wholly owned subsidiary, MetroBank, N.A. The Company has 14 full-service banking locations in the greater Houston and Dallas metropolitan areas. For more information, visit the Company's Web site at www.metrobank-na.com.

     The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe MetroCorp's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond MetroCorp's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets MetroCorp serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce MetroCorp's net interest margin; (3) changes in management's assumptions regarding of the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; and (7) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the market place. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in MetroCorp's reports and other documents filed with the Securities and Exchange Commission.


                            MetroCorp Bancshares Inc.
                      (In thousands, except share amounts)
                                   (Unaudited)

                                        March 31, December 31, Change
                                          2004        2003        %
                                       ----------- ----------- -------
Consolidated Balance Sheet
--------------------------
                         Assets
Cash and cash equivalents:
 Cash and due from banks                  $24,710     $26,347    (6.2)
 Federal funds sold and other
  temporary investments                     3,978      10,580   (62.4)
                                       ----------- -----------
  Total cash and cash equivalents          28,688      36,927   (22.3)
Investment securities available-for-
 sale                                     239,932     257,064    (6.7)
Other investments                           5,754       5,200    10.7
Loans, held-for-investment, net           556,742     537,305     3.6
Loans, held-for-sale, net                   4,374       6,030   (27.5)
Premises and equipment, net                 6,353       5,674    12.0
Accrued interest receivable                 3,208       3,452    (7.1)
Customers' liability on acceptances         3,583       3,352     6.9
Foreclosed assets, net                      1,240       2,585   (52.0)
Other assets                                6,389       7,184   (11.1)
                                       ----------- -----------
 Total assets                            $856,263    $864,773    (1.0)
                                       =========== ===========

       Liabilities and Shareholders' Equity
Deposits:
 Noninterest-bearing                     $175,390    $169,097     3.7
 Interest-bearing                         533,403     555,844    (4.0)
                                       ----------- -----------
  Total deposits                          708,793     724,941    (2.2)
Other borrowings                           58,793      54,173     8.5
Accrued interest payable                      533         567    (6.0)
Acceptances outstanding                     3,583       3,352     6.9
Other liabilities                           5,212       5,530    (5.8)
                                       ----------- -----------
 Total liabilities                        776,914     788,563    (1.5)
Shareholders' Equity:
 Preferred stock, $1.00 par value,
  2,000,000 shares authorized; none
  of which are issued and outstanding           -           -       -
 Common stock, $1.00 par value,
  20,000,000 shares authorized;
  7,306,627 shares and 7,306,627
  shares issued and 7,162,990 shares
  and 7,156,689 shares outstanding at
  March 31, 2004 and December 31,
  2003, respectively                        7,307       7,307       -
 Additional paid-in-capital                27,664      27,620     0.2
 Retained earnings                         43,622      41,942     4.0
 Accumulated other comprehensive
  income                                    2,036         671   203.4
 Treasury stock, at cost                   (1,280)     (1,330)   (3.8)
                                       ----------- -----------
  Total shareholders' equity               79,349      76,210     4.1
                                       ----------- -----------
  Total liabilities and shareholders'
   equity                                $856,263    $864,773    (1.0)
                                       =========== ===========

Nonperforming Assets and Asset Quality
 Ratios
--------------------------------------
Nonaccrual loans                          $23,026     $25,442    (9.5)
Accruing loans 90 days or more past
 due                                        2,595         264   883.0
Other real estate ("ORE")                   1,240       2,585   (52.0)
Other assets repossessed ("OAR")                -           -       -
                                       ----------- -----------
Total nonperforming assets                 26,861      28,291    (5.1)
Less nonperforming loans guaranteed by
 the SBA, Ex-Im Bank, or
 the OCCGF                                 (3,407)     (3,323)    2.5
                                       ----------- -----------
Net nonperforming assets                  $23,454     $24,968    (6.1)
                                       =========== ===========

Net nonperforming assets to total
 assets                                      2.74%       2.89%   (5.1)
Net nonperforming assets to total
 loans and ORE/OAR                           4.09%       4.49%   (8.8)
Allowance for loan losses to total
 loans                                       1.90%       1.89%    0.5
Allowance for loan losses to net
 nonperforming loans                        48.84%      46.68%    4.6
Net loan charge-offs to total loans          0.03%       0.97%  (97.3)
Net loan charge-offs                         $148      $5,392   (97.3)
Total loans to total deposits               80.70%      76.39%    5.6

Total loans                              $571,966    $553,783     3.3
Allowance for loan losses                 $10,850     $10,448     3.8


                            MetroCorp Bancshares Inc.
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                          As of or for the
                                            three months
                                           ended March 31,    Change
                                         -------------------
                                           2004      2003        %
                                         --------- --------- ---------
Average Balance Sheet Data
--------------------------
Total assets                             $857,407  $836,366       2.5
Securities                                249,497   250,016      (0.2)
Total loans                               561,592   540,347       3.9
Allowance for loan losses                 (10,654)  (10,467)      1.8
Net loans                                 550,938   529,880       4.0
Total deposits                            712,883   686,076       3.9
FHLB and other borrowings                  60,715    68,354     (11.2)
Total shareholders' equity                 77,758    75,420       3.1

Income Statement Data
---------------------
Interest income:
  Loans                                    $8,422    $8,862      (5.0)
  Investment securities:
    Taxable                                 2,187     1,912      14.4
    Tax-exempt                                234       262     (10.7)
  Federal funds sold and other temporary
   investments                                 38        55     (30.9)
                                         --------- ---------
      Total interest income                10,881    11,091      (1.9)
Interest expense:
  Time deposits                             1,901     2,361     (19.5)
  Demand and savings deposits                 296       383     (22.7)
  Other borrowings                            436       505     (13.7)
                                         --------- ---------
      Total interest expense                2,633     3,249     (19.0)
Net interest income                         8,248     7,842       5.2
Provision for loan losses                     550       800     (31.3)
                                         --------- ---------
Net interest income after provision for
 loan losses                                7,698     7,042       9.3
Noninterest income:
  Service fees                              1,659     1,542       7.6
  Other loan-related fees                     208       306     (32.0)
  Letters of credit commissions and fees      115       134     (14.2)
  Gain on sale of securities, net               -       163    (100.0)
  Gain on sale of loans, net                   55       122     (54.9)
  Foreclosed assets, net                      663         1  66,200.0
  Other noninterest income                     11        27     (59.3)
                                         --------- ---------
      Total noninterest income              2,711     2,295      18.1
Noninterest expense:
  Salaries and employee benefits            4,138     3,840       7.8
  Occupancy and equipment                   1,400     1,282       9.2
  Other noninterest expense                 1,797     1,399      28.4
                                         --------- ---------
      Total noninterest expense             7,335     6,521      12.5
Income before provision for income taxes    3,074     2,816       9.2
Provision for income taxes                    964       907       6.3
                                         --------- ---------
Net income                                 $2,110    $1,909      10.5
                                         ========= =========

Per Share Data
--------------
Earnings per share - basic                  $0.29     $0.27       8.6
Earnings per share - diluted                 0.29      0.27       9.6
Weighted average shares outstanding:
  Basic                                     7,161     7,033       1.8
  Diluted                                   7,254     7,196       0.8
Dividends per common share                  $0.06     $0.06         -

Performance Ratio Data
----------------------
Return on average assets                     0.99%     0.93%      6.9
Return on average shareholders' equity      10.91%    10.27%      6.3
Net interest margin                          4.04%     3.96%      2.0
Efficiency ratio                            66.93%    64.33%      4.0
Equity to assets                             9.27%     8.94%      3.7

Bank Capital Ratio Data
-----------------------
Tier I capital                              11.75%    12.00%     (2.1)
Total capital (tier I & II)                 13.01%    13.26%     (1.9)
Leverage (Regulatory)                        8.45%     8.42%      0.4


    CONTACT: MetroCorp Bancshares Inc., Houston
             Allen Brown, 713-776-3876
             or
             David D. Rinehart, 713-776-3876